Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between Freshpet, Inc., a Delaware corporation (the “Company”), and William B. Cyr (the “Executive”), is dated as of July 27, 2016.

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.Representations and Warranties.  The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge.  The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

2.Term of Employment.  The Company will employ the Executive and the Executive accepts employment by the Company on the terms and conditions herein contained for a period beginning on September 6, 2016 (the “Effective Date”) and ending as provided in Section 5 (the “Employment Period”).

3.Duties and Functions.

(a)(1)The Executive shall be employed as the Chief Executive Officer of the Company.  The Executive shall report solely and directly to the Board of Directors (the “Board”).  In addition, during the Employment Period and so long as the Executive remains the Company’s Chief Executive Officer, the Board will nominate the Executive for election and/or re-election as a member of the Board at the expiration of the then current term; provided that the foregoing will not be required to the extent prohibited by applicable legal or regulatory requirements.  So long as the Executive remains an employee of the Company, the Executive’s service on the Board will be without any additional compensation.

(2)The Executive agrees to undertake the duties and responsibilities commensurate with the position of the Chief Executive Officer, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the Board, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the Board, so long as that Executive’s responsibilities as the Chief Executive Officer are not materially reduced, and the Executive’s reporting relationship is not materially altered or modified in an adverse way.

(b)During the Employment Period, the Executive will devote the Executive’s full business time and efforts to the business of the Company.  The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.  In addition, the Executive may, with the prior written consent of the Board (not to be unreasonably withheld), serve on the board of directors of up to two (2) non-profit organizations whose purposes are unrelated to the business of the Company and selected by the Executive, and up to one (1) non-competitive for profit organization, so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.

4.Compensation.

(a)Base Salary:  As compensation for the Executive’s services hereunder, during the Executive’s employment as the Chief Executive Officer, the Company agrees to pay the Executive a base salary at the rate of $600,000 per annum, payable in accordance with the Company’s normal payroll schedule (which will be no less frequently than one-twelfth of the annual salary amount during each calendar month, which normal payroll schedule shall be the “Normal Payment Schedule”).  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.  In no event shall the Executive’s base salary be reduced below the Executive’s current base salary (or, subsequent to any increases, below the Executive’s then current base salary, which then current base salary shall be referred to herein as the “Base Salary”).  The Executive’s Base Salary shall be subject to annual review, based on corporate policy and contributions made by the Executive to the Company.

(b)Participation in Stock Option Program:  The Executive shall be eligible to participate in the Company’s equity incentive programs, as such programs may exist on the date hereof or from time to time hereafter.

(c)Other Expenses:  In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during the Executive’s employment for all reasonable, ordinary, and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of the Executive’s services hereunder in accordance with Company policy in effect from time to time.  The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

Any reimbursements or in-kind benefits to be provided pursuant to this Agreement that are taxable to the Executive shall be subject to the following restrictions:  (a) each reimbursement must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred; (b) the amount of expenses or in-kind benefits provided during a tax year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other tax year of the Executive; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)Vacation:  During each calendar year, the Executive shall be entitled to five (5) weeks of vacation to be accrued and taken in accordance with Company policy as in effect from time to time.

(e)Fringe Benefits:  In addition to the Executive’s compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company employees pursuant to, and subject to the terms of, Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company.

(f)Annual Bonus:  The Executive shall be eligible to participate in any annual cash bonus plan as established by the Board (or a committee thereof) in its sole discretion with an annual target bonus opportunity of at least 75% of the Executive’s Base Salary (the “Target Bonus”) based on the achievement of pre-established performance goals established by the Board (or a committee thereof) in its sole discretion.  Any annual bonus payable hereunder shall be paid on or before March 31 of the calendar year following the calendar year to which such bonus relates or at the same time such annual bonuses are paid to other senior executives of the Company, whichever occurs first (the “Payment Date”), subject to the Executive’s continued employment with the Company through the earlier of such dates (except as otherwise provided in Section 5 hereof).  Notwithstanding anything to the contrary contained herein, the Executive shall receive a prorated annual bonus in respect of calendar year 2016, which shall be calculated by multiplying the Target Bonus in respect of calendar year 2016 (i.e., $450,000) by a fraction, the numerator of which is the number of days beginning on the Effective Date through December 31, 2016 and the denominator of which is three hundred sixty-six (366), which annual bonus shall be payable on the Payment Date, subject to the Executive’s continued employment with the Company through such Payment Date.

(g)Relocation:  The Executive shall relocate to the vicinity of the Company’s current headquarters by January 1, 2019 (the “Relocation”).  In connection with the Relocation, the Company shall pay or reimburse the Executive for the reasonable moving and relocation expenses and costs, including transaction costs (but not losses, fix-up costs or similar costs) involved with the sale of the Executive’s current principal residence and the purchase of the Executive’s new residence, not exceeding $35,000 in the aggregate.  All amounts payable under this Section 4(g) shall be reimbursed only during the Employment Period and subject to the Executive’s presentment to the Company of appropriate documentation and shall be subject to the limitations and procedures set forth in the Company’s relocation program as in effect from time to time.  To the extent the amounts payable under this Section 4(g) constitute taxable income to the Executive, such amounts shall be grossed-up so that the after-tax amount received by the Executive is equal to the amounts provided herein.

(h)Stock Ownership Guidelines:  No later than on the fifth anniversary of the Effective Date and at all times thereafter during the Employment Period, the Executive shall hold shares of the Company’s common stock equal in value to at least four (4) times the Executive’s Base Salary on or prior to the fifth anniversary of the Effective Date, calculated based on the “Fair Market Value” (as defined under the Company 2014 Omnibus Incentive Plan (the “Incentive Plan”)) of the Company’s common stock (the “Stock Ownership Requirement”).  If the Executive reaches the Stock Ownership Requirement but thereafter fails to meet the Stock Ownership Requirement as a result of the decline in value of the common stock, the Executive shall have a period of twelve (12) months within which to increase his stock ownership to meet the Stock Ownership Requirement.  For purposes of determining whether the Executive has met the Stock Ownership Requirement, stock ownership shall be measured by (1) shares owned individually, either directly or indirectly, by the Executive, (2) shares owned jointly with the Executive, or separately by spouse, domestic partner and/or minor children, either directly or indirectly, and (3) shares underlying vested stock unit awards held by the Executive.  Until the Executive meets the requirements of this Section 4(h), the Executive shall be required to retain at least fifty percent (50%) of the Executive’s vested stock options granted to the Executive pursuant to the Incentive Plan or otherwise.

5.Employment Period; Termination.

(a)The Executive’s employment under this Agreement shall continue unabated until terminated by either party pursuant to the terms of this Agreement.

(b)The Employment Period shall continue until terminated upon the earlier to occur of the following events:  (i) the close of business on the first anniversary of the Effective Date (the initial one (1) year term of this Agreement shall be referred to herein as the “Initial Term”) or (ii) the death or Permanent Disability (as defined in Section 5(f)) of the Executive or other termination event described in this Section 5, provided, however, that, on the first anniversary of the Effective Date, and on every subsequent annual anniversary, and unless either party has given the other party written notice at least ninety (90) days prior to the such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (1) year subsequent to such date (each such one-year term shall be referred to herein as a “Renewal Term”), unless sooner terminated as provided herein.  For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

(c)Notwithstanding the provisions of Sections 5(a) and (b) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination.  Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon the Executive’s last day of employment; provided, however, that if the Executive terminates the Executive’s employment for “Good Reason” pursuant to the terms and conditions set forth below, (i) the Executive shall receive all Base Salary accrued but unpaid as of the date of termination; (ii) the Company shall reimburse the Executive for all reimbursable expenses described in Section 4(c) incurred by the Executive prior to termination but not yet paid (together with clause (i), the “Accrued Benefits”); (iii) the Company will continue to pay the Executive an amount equal to one and one-half times (1.5x) the sum of the Executive’s Base Salary and Target Bonus (the “Severance Amount”) pursuant to the Normal Payment Schedule for a period of eighteen (18) months from the effective date of termination (the “Severance Period”); (iv) the Company shall pay the Executive any earned but unpaid annual bonus described in Section 4(f) relating to the calendar year prior to the calendar year in which the effective date of termination occurs (the “Prior Year’s Bonus”); and (v) the Company will pay the premiums for continuation of group health coverage for the Executive (including the

Executive’s eligible dependents) under the Company’s plans under COBRA at the active employee rates and subject to the Executive’s timely election of COBRA beginning on the date of the Executive’s Separation from Service (as defined in Internal Revenue Code Section 409A) for the Severance Period (the “Continued Health Insurance”) (collectively, items (i) through (v) are referred to herein as the “Severance Benefits”).  The Company may include the premiums for the Continued Health Insurance in the Executive’s taxable income to the extent the Company determines is necessary to comply with legal and regulatory requirements or guidance.  Notwithstanding the foregoing, in the event that providing the Continued Health Insurance would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify the Continued Health Insurance in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Executive and the Company under this Section 5(c).  The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Agreement will remain in full force and effect for the twenty four (24) month period after the termination of the Executive’s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s material breach of any provision of this Agreement; (ii) any material adverse change in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without the Executive’s permission (other than a change due to the Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in the Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from the Executive’s performance of the functions of the Executive’s position (including but not necessarily limited to the Executive’s authority to hire, direct, and/or fire employees, the Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s termination for Cause or termination by the Executive without Good Reason; or (iii) following the Relocation, relocation of the Company’s headquarters to a location which requires the Executive to travel more than thirty (30) additional miles from the Executive’s residence than the Executive must already travel to arrive at the Company’s headquarters without the Executive’s written consent; provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) within ninety (90) days following the first occurrence of such event and Company has not cured any such alleged Good Reason within thirty (30) days of Company’s receipt of such written notice.  The Executive must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period set forth above.  For the avoidance of doubt, a termination of the Executive’s employment as a result of a non-renewal of this Agreement by the Executive pursuant to Section 5(b)) shall be deemed a voluntary resignation without Good Reason for all purposes hereunder.

(d)If the Executive’s employment is terminated for “Cause,” the Executive shall not be entitled to receive severance pay.  In such case, the Executive shall receive the Accrued Benefits; provided, that solely in the event (i) the Company failed to pay the Executive the Prior Year’s Bonus by March 31 of the calendar year in which the Executive’s termination for Cause occurs and (ii) the Executive’s termination for Cause occurs after such March 31, the Executive shall receive the Prior Year’s Bonus (to the extent the Prior Year’s Bonus remains unpaid as of the termination of employment) in addition to the Accrued Benefits.  As used in this Agreement, the term “Cause” shall include a termination for (A) fraud (including but not limited to any acts of embezzlement or misappropriation of funds); (B) serious dereliction of fiduciary obligation; (C) conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (D) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of the Executive’s duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the Executive’s duties under this Agreement; (E) a refusal to substantially perform the Executive’s duties hereunder; (F) willful misconduct or gross negligence; or (G) material breach of this Agreement or a violation of the Company’s written code of conduct or other written policy, both as provided to the Executive before the alleged breach, except in the event of the Executive’s Permanent Disability as set forth in Section 5(f).  Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating this Agreement or the Executive’s employment based upon (B), (E), or (G) above, which notice shall set forth the exact nature of the alleged conduct and the conduct required to cure such breach.  The Executive shall have thirty (30) days from the giving of such notice within which to cure.  The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Agreement will remain in full force and effect for the twenty-four (24) month period after the termination of the Executive’s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(e)Upon sixty (60) days written notice, the Company shall retain the right to terminate the Executive without Cause (which, for the avoidance of doubt, shall include a non-renewal of this Agreement by the Company pursuant to Section 5(b)).  If the Executive’s employment is terminated by the Company without Cause, the Executive shall receive the Severance Benefits.  The Company may include the premiums for the Continued Health Insurance during the Severance Period in the Executive’s taxable income to the extent the Company determines is necessary to comply with legal and regulatory requirements or guidance.  Notwithstanding the foregoing, in the event that providing the Continued Health Insurance would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as

amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify the Continued Health Insurance in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Executive and the Company under this Section 5(e).  The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Agreement will remain in full force and effect for the twenty-four (24) month period after the termination of the Executive’s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(f)In the event of the Executive’s Permanent Disability during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days’ notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period.  If the Executive is terminated pursuant to this Section 5(f), (i) the Executive shall receive the Accrued Benefits and the Prior Year’s Bonus (to the extent the Prior Year’s Bonus remains unpaid as of the termination of employment); and (ii) the Company shall provide to the Executive the Continued Health Insurance.  The Company may include the premiums for the Continued Health Insurance during the Severance Period in the Executive’s taxable income to the extent the Company determines is necessary to comply with legal and regulatory requirements or guidance.  Notwithstanding the foregoing, in the event that providing the Continued Health Insurance would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify the Continued Health Insurance in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Executive and the Company under this Section 5(f).  “Permanent Disability” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the Executive’s duties for one hundred eighty (180) days during any one employment year, irrespective of whether such days are consecutive, or one hundred twenty (120) consecutive days during any one employment year.  In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.  The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Agreement will remain in full force and effect for the twenty four (24) month period after the termination of the Executive’s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(g)This Agreement will terminate immediately upon the Executive’s death.  In that event, the Company shall pay to the Executive’s estate the Accrued Benefits and the Prior

Year’s Bonus (to the extent the Prior Year’s Bonus remains unpaid as of the termination of employment) and the Company shall not have any further liability or obligation to the Executive, the Executive’s executors, heirs, assigns or any other person claiming under or through the Executive’s estate.

(h)The severance benefits under Section 5(c), 5(e) and 5(f) (other than the Accrued Benefits) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto, except if the Executive is incapable of signing a release due to a Permanent Disability, in which case the Executive shall not be required to deliver such a general release of claims.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  Notwithstanding the provisions of Section 5(c), 5(e) and 5(f), to the extent that the payment of any severance amount subject to the release requirement under this Section 5(h) constitutes “nonqualified deferred compensation” for purposes of 409A (as defined in Section 17(d)), any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i)If it is determined that any payment or distribution in the nature of compensation (as defined in Internal Revenue Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payment”), would constitute an “excess parachute payment” as defined in Internal Revenue Code Section 280G, then the Company shall pay to the Executive whichever of the following gives the Executive the highest net after-tax amount (after taking into account all applicable federal, state, local and social security taxes): (i) the Parachute Payment, or (ii) the amount that would not result in the imposition of excise tax on the Executive under Internal Revenue Code Section 4999.  Any required reduction in the Parachute Payments pursuant to the foregoing shall be accomplished solely by reducing the amount of severance payment payable pursuant to Section 5 of this Agreement.  All determinations to be made under this Section 5(i) shall be made by an independent public accounting firm selected by the Company immediately prior to an event giving rise to a potential Parachute Payment (the “Accounting Firm”), which shall provide its determinations and any supporting calculations to both the Company and the Executive within thirty (30) days after such event.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph 5(i) shall be borne solely by the Company.

6.Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of the Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s request, the Executive shall return to the Company all such property of the Company.

7.Non-Competition; Non-Solicitation.

(a)The Executive agrees that, in consideration of the Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during the Executive’s employment with the Company and for twenty four (24) months after termination thereof, the Executive will not either on the Executive’s own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through the Executive’s ownership of equity interest in the Company), as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), (i) engage in the manufacture, sale or distribution of any pet food, whether dry, fresh, refrigerated, frozen or raw; (ii) divert, take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners, or accounts, or prospective clients, customers, vendors, business or strategic partners, or accounts, that were contacted, solicited, or served by the Executive while employed by the Company, or (iii) persuade any client, customer, vendor, strategic or business partner, or account of the Company to cease to do business, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b)During the Executive’s employment with the Company and for twenty four (24) months after termination thereof, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.  An employee, representative or agent shall be deemed covered by this Section 7(b) while so employed or retained and for a period of twelve (12) months thereafter.

(c)If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d)The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Executive of Section 7 or Section 8, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

(e)The provisions of Section 7 and Section 8 shall survive termination of this Agreement.

8.Protection of Confidential Information.  The Executive agrees that all information, whether or not in writing, relating to the business, technical, or financial affairs of the Company and that is generally understood in the pet food industry (and any other related or relevant industry) as being confidential and/or proprietary information, is the exclusive property of the Company.  The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during the Executive’s employment with the Company.  By way of illustration, but not limitation, Confidential Information includes information regarding the Company’s projects, methodologies, business or vendor relationships, relationships with strategic or business partners,  and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, market research, vendor information, supplier information, customer lists or information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans, but shall not include information that (i) is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge prior to the signing of this Agreement, (iii) was available to the Executive on a non-confidential basis prior to its disclosure by the Company, (iv) was disclosed by the Executive in the performance of the Executive’s duties hereunder, or (v) must be disclosed pursuant to applicable law or court order.

The Executive agrees that the Executive will not at any time, either during the Term of this Agreement or after its termination, except as reasonably necessary in the scope and course of the Executive’s duties, disclose to anyone any Confidential Information, or utilize such Confidential Information for the Executive’s own benefit, or for the benefit of third parties without written approval by an officer of the Company.  The Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by the Executive or made available to the Executive during the Term of the Executive’s employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment, or at any other time upon request of the Company.

18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9.Publicity.  Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them.  Following the Effective Date and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

10.Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.  In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement.  The parties understand that the obligations of the Executive are personal and may not be assigned by the Executive.

11.Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.  By entering into this Agreement, the Executive certifies and acknowledges that the Executive has carefully read all of the provisions of this Agreement and that the Executive voluntarily and knowingly enters into said Agreement.

12.Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

14.Notices.  Any notice provided for in this Agreement shall be provided in writing.  Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid.  Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

15.ARBITRATION.  THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, EXCEPT AS DISCUSSED HEREIN OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF THE EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN NEW JERSEY IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE.  THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.  THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH THE EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK INJUNCTIVE RELIEF TO PREVENT THE EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN SECTIONS 7 THROUGH 9 OF THIS AGREEMENT.

16.Indemnification.  In the Executive’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or the Executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, unless in each of the foregoing cases, a court of competent jurisdiction has finally determined that (i) the Executive did not act in good faith and in a manner the Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had  reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct constituted gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification). The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses.  The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company.  After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 16, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive.  Notwithstanding anything herein to the contrary or in the Release Agreement described in Section 5(h), the provisions of this Section shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

17.Miscellaneous.

(a)No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)Any rights of the Executive hereunder shall be in addition to any rights the Executive may otherwise have under written benefit plans or agreements of the Company to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements.

18.Tax Matters.

(a)Section 409A Compliance:

(1)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(2)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(a)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(3)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(4)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

FRESHPET, INC.:

/s/ Charles A. Norris

By: Charles A. Norris

Title: Chairman of the Board of Directors

WILLIAM B. CYR:

/s/ William B. Cyr

EXHIBIT A

GENERAL RELEASE

I, William B. Cyr, in consideration of and subject to the performance by Freshpet, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of July 27, 2016 (the “Agreement”), the manner of payment and amount of which are restated and set forth on Schedule A attached hereto, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.I understand that any payments or benefits paid or granted to me under Section 5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Sections 5(c), 5(e) or 5(f) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I acknowledge and agree that all payments and benefits under Sections 5(c), 5(e) and 5(f) of the Agreement are extinguished and Schedule A represents any and all payments and benefits that I am entitled to receive.  I acknowledge that the payments and benefits set forth in Schedule A hereto are subject to Sections 7, 8 and 9 of the Agreement, which expressly survive the date of termination of my employment with the Company, which shall be effective as of [●] (the “Date of Termination”).  As of the Date of Termination, I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates.

2.Except as provided in paragraphs 4, 5 and 13, below and except for the provisions of the Agreement (including but not limited to Section 16 thereof) which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, including, but not limited to, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s (or its affiliates’) organizational documents, the Agreement or otherwise, (iii) any rights I may have as an equity or security holder in the Company or its affiliates, (iv) my right to file a charge, testify, assist, or cooperate with the EEOC, or (v) my rights to unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA).

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity, or from, subject to Section 8 of the Agreement, utilizing or disclosing any information in connection with the defense or prosecution of any matters arising from the Agreement, any stock option agreement between the Company and me (a “Stock Option Agreement”) or this General Release.

11.I hereby acknowledge that Sections 5 through 10 and 12 through 18 of the Agreement shall survive my execution of this General Release.

12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement or any failure to make any payment of Severance Benefits described in Schedule A after the date hereof.

14.Notwithstanding anything in this General Release to the contrary, this General Release does not relinquish or diminish in any way any rights I may have (i) to exercise any rights or benefits that I or my legal representative or heirs have under any Stock Option Agreement, or (ii) to benefits under any employee benefit plan that have accrued but not been paid prior to the date of termination of my employment with the Company.

15.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;
2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:                                             DATED:

[MUST BE COORDINATED WITH SEVERANCE BENEFITS DESCRIBED IN EMPLOYMENT AGREEMENT]

SCHEDULE A

SEVERANCE BENEFITS

The Company shall provide me with the following, subject to the terms and conditions set forth in the Agreement and the General Release (including, without limitation, my continued compliance with Sections 7, 8 and 9 of the Agreement):

1.

Any accrued but unpaid Base Salary and any reimbursable expenses that have not been reimbursed prior to the date of termination, payable within sixty (60) days following the date of termination, or such earlier date as may be required by applicable law.

2.

An amount equal to $[●], consisting of one and one-half times (1.5x) the sum of  Base Salary plus Target Bonus pursuant to the Normal Payment Schedule for the Severance Period (as such terms are defined in the Agreement); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in the Agreement), any such payment scheduled to occur during the first sixty (60) days following the date of termination shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the date of termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

3.	Any earned but unpaid annual bonus described in Section 4(f) of the Agreement relating to the calendar year prior to the calendar year in which the date of termination occurs.
4.

Premiums for my continuation of group health coverage under the Company’s plans under COBRA at the active employee rates and subject to my timely election of COBRA beginning on the date of my Separation from Service (as defined Code Section 409A) for the Severance Period.  The Company may include the premiums for continued health insurance coverage during the Severance Period in my taxable income to the extent the Company determines is necessary to comply with legal and regulatory requirements or guidance.  Notwithstanding the foregoing, in the event that providing the foregoing coverage would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to me and the Company under Continued Health Insurance (as defined in the Agreement).